Exhibit 99.(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 30 to Registration Statement No. 33-23669 on Form N-1A of our report dated September 29, 2010, relating to the financial statements and financial highlights of Morgan Stanley Global Strategist Fund (the “Fund”) for the year ended July 31, 2010, which reference appears in the audited financial statements dated July 31, 2011 of the Fund that are incorporated by reference in the Statement of Additional Information dated November 30, 2011 (“SAI”), which is part of such Registration Statement.

We also consent to the references to us under the captions “Financial Highlights” in the Prospectus, and “Other Service Providers - Custodian and Independent Registered Public Accounting Firm” and “Financial Statements” in the SAI, which are part of such Registration Statement.

New York, New York

November 22, 2011